                                                                     EXHIBIT 2.7








                            STOCK PURCHASE AGREEMENT


                                      AMONG


                        CLIENTLOGIC HOLDING CORPORATION,


                               MARKETVISION, INC.,


                              JOSEPH L. TEMPLE, JR.


                                       AND


                               S. DIANNE THOMPSON


                                DECEMBER 6, 1999




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                                TABLE OF CONTENTS

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
ARTICLE I             THE ACQUISITION...................................................................1

         1.1      Purchase and Sale of Shares...........................................................1

         1.2      Consideration for the Shares..........................................................1

         1.3      Closing...............................................................................2

         1.4      Delivery and Payment..................................................................2

         1.5      Adjustment of the Unadjusted Cash Consideration.......................................3

ARTICLE II            REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY..............................4

         2.1      Organization, Qualification and Corporate Power.......................................4

         2.2      Capitalization........................................................................4

         2.3      Authorization of Transaction..........................................................4

         2.4      Noncontravention......................................................................5

         2.5      Subsidiaries..........................................................................5

         2.6      Financial Statements..................................................................6

         2.7      Accounts Receivable...................................................................6

         2.8      Projections...........................................................................6

         2.9      Absence of Certain Changes............................................................6

         2.10     Undisclosed Liabilities...............................................................8

         2.11     Customers and Suppliers...............................................................8

         2.12     Taxes.................................................................................8

         2.13     Real Property........................................................................10

         2.14     Tangible Personal Property...........................................................11

         2.15     Intellectual Property................................................................12

         2.16     Year 2000 Compliance.................................................................13

         2.17     Contracts............................................................................13

         2.18     Insurance............................................................................14

         2.19     Litigation...........................................................................15

         2.20     Labor Matters........................................................................15

         2.21     Employee Benefits....................................................................15

         2.22     Environmental Matters................................................................16

         2.23     Legal Compliance.....................................................................16

         2.24     Permits..............................................................................17
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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
         2.25     Brokers' Fees........................................................................17

         2.26     Disclosure...........................................................................17

         2.27     Change of Control Payments...........................................................17

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS...............................18

         3.1      Title to Shares......................................................................18

         3.2      Authority; Absence of Conflicts......................................................18

         3.3      Brokers and Finders..................................................................18

         3.4      Intellectual Property................................................................19

         3.5      Personal Assets......................................................................19

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF BUYER..........................................19

         4.1      Organization.........................................................................19

         4.2      Authorization of Transaction.........................................................19

         4.3      Noncontravention.....................................................................19

         4.4      Outstanding Capital Stock; Issuance of Shares........................................20

         4.5      Financial Statements.................................................................20

         4.6      Litigation...........................................................................21

         4.7      Broker's Fees........................................................................21

ARTICLE V             COVENANTS........................................................................21

         5.1      Confidentiality......................................................................21

         5.2      Tax Matters..........................................................................22

         5.3      Funding of Phase III Development.....................................................24

         5.4      Stockholders Agreement...............................................................24

         5.5      Portal 360 Project Initial Public Offering...........................................24

         5.6      Employee Letters.....................................................................25

         5.7      Release by Temple....................................................................25

         5.8      Release by Thompson..................................................................26

         5.9      Indemnification By Temple............................................................26

         5.10     Indemnification By Thompson..........................................................27

         5.11     Survival.............................................................................27

         5.12     Power of Attorney....................................................................27
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                                TABLE OF CONTENTS
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         5.13     Escrow Agent Fees....................................................................27

         5.14     Removal of Guarantees................................................................28

ARTICLE VI            CLOSING DELIVERIES...............................................................28

         6.1      Closing Deliveries to Buyer..........................................................28

         6.2      Closing Deliveries to the Stockholders...............................................28

ARTICLE VII           INTENTIONALLY OMITTED............................................................29

ARTICLE VIII          DEFINITIONS......................................................................29

         8.1      Defined Terms........................................................................29

         8.2      Certain Supplemental Defined Terms...................................................30

ARTICLE IX            MISCELLANEOUS....................................................................35

         9.1      Press Releases and Announcements.....................................................35

         9.2      No Third Party Beneficiaries.........................................................35

         9.3      Entire Agreement.....................................................................35

         9.4      Succession and Assignment............................................................35

         9.5      Counterparts.........................................................................35

         9.6      Headings.............................................................................35

         9.7      Notices..............................................................................35

         9.8      Governing Law........................................................................37

         9.9      Amendments and Waivers...............................................................37

         9.10     Severability.........................................................................37

         9.11     Construction.........................................................................37

         9.12     No Recourse..........................................................................38

         9.13     Specific Performance.................................................................38

         9.14     Expenses.............................................................................38
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



                            STOCK PURCHASE AGREEMENT


                  This Stock Purchase Agreement (this "Agreement") is entered into as of December 6, 1999, effective as of 11:59 p.m. MST, by and among ClientLogic Holding Corporation, a Delaware corporation (the "Buyer"), Marketvision, Inc., a Colorado corporation (the "Company"), Joseph Temple ("Temple") and Dianne Thompson ("Thompson"). Temple and Thompson are sometimes referred to generally as a "Stockholder" and together as the "Stockholders." Buyer, the Company and the Stockholders are referred to collectively herein as the "Parties." Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 8.2.

                                    RECITALS

                  WHEREAS, Temple and Thompson are the record and beneficial owners of that number of shares of common stock, par value $1.00 per share ("Common Stock"), of the Company set forth on Schedule 1.1 (the "Shares").

                  WHEREAS, the Shares represent all of the issued and outstanding capital stock of the Company.

                  WHEREAS, the Stockholders desire to sell and Buyer desires to purchase from the Stockholders the Shares in accordance with the terms of this Agreement.

                  NOW, THEREFORE, in consideration for the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I

                                 THE ACQUISITION

         1.1 Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement and at the closing of the transactions contemplated by this Agreement (the "Closing"), the Stockholders will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from the Stockholders, all right, title and interest of such Stockholders in and to the number of shares set forth opposite each Stockholder's name on Schedule 1.1, free and clear of all Security Interests.

         1.2 Consideration for the Shares. The aggregate consideration paid by Buyer to the Stockholders for the Shares shall consist of (a) Eleven Million Dollars ($11,000,000) less (i) the amount, if any, by which estimated Net Debt exceeds $750,000.00, less (ii) the amount, if any, by which estimated capital lease obligations exceed $250,000.00, less (iii) the amount, if any, by which estimated Adjusted Working Capital is less than $707,642.00, (the "Unadjusted Cash Consideration"), less (iv) any fees payable to the Escrow Agent (as defined) in connection with the Escrow Agreement (as defined), less (v) those amounts paid to the Company by Buyer pursuant to Section 5.6 hereof, plus (b) (i) two promissory notes (the "Promissory Notes") in the aggregate principal amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), the forms of which are attached as Exhibit A; (ii) two contingent promissory notes (the "Contingent Promissory Notes") in the maximum aggregate principal amount of Seven Hundred Fifty Thousand Dollars ($750,000), the forms of which are attached as Exhibit B; and
(iii) 1,000,000 shares of Buyer's common stock, par value $0.01 per share ("Buyer Common Stock"), to be issued pursuant to subscription agreements (the "Subscription Agreements"), a form of which is attached as Exhibit C. Estimates required pursuant to this Section 1.2 shall be made in good faith and in accordance with GAAP as of the Closing Date immediately prior to Closing. For purposes of the calculation required by clause (a) above, the Company has delivered a schedule in writing to Buyer, based on the Company's reasonable judgement, setting forth the estimates required by clauses (i), (ii) and (iii) and its calculation of the amount of the Unadjusted Cash Consideration, along with reasonable documentation substantiating its estimates.

         1.3 Closing. The Closing is taking place at the offices of Lohf, Shaiman & Jacobs, P.C., 950 South Cherry Street, Suite 900, Denver, Colorado 80246, at 9:00 a.m., local time, on the date hereof. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." At the Closing, the Parties shall execute and deliver the documents referred to in Article VI.

         1.4 Delivery and Payment. At the Closing, each Stockholder is delivering, or causing to be delivered, to Buyer a stock certificate or certificates evidencing the number of Shares set forth opposite such Stockholder's name on Schedule 1.1 attached hereto, accompanied by stock powers or other instruments of transfer (in form and substance reasonably satisfactory to Buyer) duly executed in blank, and Buyer is:

                  (a) delivering or causing to be delivered to the Stockholders, in cash by wire transfer of immediately available funds to an account designated by such Stockholder, an amount equal to the amount of the Unadjusted Cash Consideration multiplied by the percentage set forth opposite each Stockholder's name under the caption "Cash Allocation Percentage" set forth in Schedule 1.1;

                  (b) executing and delivering, or causing to be delivered, to each Stockholder a Promissory Note in the principal amount set forth opposite such Stockholder's name under the caption "Promissory Notes" on Schedule 1.1; and

                  (c) executing and delivering, or causing to be delivered, to each Stockholder a Contingent Promissory Note in the principal amount set forth opposite such Stockholder's name under the caption "Contingent Promissory Notes" on Schedule 1.1.

         On January 3, 2000, the Buyer shall also issue and deliver to each Stockholder the number of shares of Buyer Common Stock set forth opposite each Stockholder's name under the caption "Stock Consideration" on Schedule 1.1 and deliver to Toronto Dominion (Texas), Inc. (the "Escrow Agent") the amount of Buyer Common Stock set forth opposite each Stockholder's name under the caption "Stock Escrow Funds" in Schedule 1.1 (the "Escrow



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


Funds"), such consideration to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement attached hereto as Exhibit D (the "Escrow Agreement").

         1.5 Adjustment of the Unadjusted Cash Consideration.

                  (a) As soon as practicable, but in no event more than 90 days after the Closing Date, Buyer shall deliver to the Stockholders a consolidated balance sheet of the Company prepared in accordance with GAAP as of the Closing Date; provided, that (i) no liabilities, accruals, charges or reserves shall be reduced, modified or eliminated except by reason of (x) payment or credit occurring in the ordinary course of business consistent with past practice, (y) reduction or cancellation of scheduled debts by agreement of any creditor or (z) reduction or cancellation of debts upon settlement of a dispute, and then any such changes shall be made only in accordance with GAAP, (ii) such amounts will be determined without regard to any adjustments thereto in respect of or relating to the transactions contemplated hereby or simultaneous or subsequent action, and (iii) such amounts shall be determined by eliminating intercompany and affiliate accounts, other than accounts receivable and payable for goods and services provided in the ordinary course at costs equivalent to those that would be incurred between arms'-length third parties. Buyer shall simultaneously deliver a related statement (the "Post-Closing Statement") setting forth the final Cash Consideration, as calculated from such Closing Date balance sheet. Such balance sheet and related schedules supporting the Post-Closing Statement shall be audited by PricewaterhouseCoopers and shall be delivered together with their report thereon.

                  (b) Within 45 days after the delivery of the Post-Closing Statement to the Stockholders, the Stockholders shall either accept the amount of the final Cash Consideration as set forth in the Post-Closing Statement as correct or object to the final Cash Consideration as set forth in the Post-Closing Statement, specifying in reasonable detail in writing the nature of the objection(s). In the event the Stockholders do not object to the final Cash Consideration as set forth in the Post-Closing Statement within said 45-day period, the Stockholders shall be deemed to have accepted the final Cash Consideration as so set forth. In the event the Stockholders object to the final Cash Consideration, then, during a 45-day period subsequent to the receipt by Buyer of notice of objection(s), the parties shall attempt in good faith to resolve any differences respecting such final Cash Consideration as so set forth. In the event the parties are unable to resolve their differences within said 45-day period, the parties agree that the matter shall be submitted to a mutually acceptable firm of independent certified public accountants agreed upon by the parties at the time of the dispute. The costs and expenses of the CPA Firm shall be borne equally by Buyer and the Stockholders. The CPA Firm shall resolve any disputed amounts and shall determine the final Cash Consideration, based upon the principles set forth in Section 1.5(a), as promptly as practicable, but in any event within 60 days following submission of such matter to the CPA Firm. The CPA Firm's calculation of the final Cash Consideration shall be delivered in writing to Buyer and the Stockholders. During the period from the date of delivery of the Post-Closing Statement to the Stockholders through the date of resolution of any dispute regarding the final Cash Consideration as contemplated by this Section 1.5, Buyer shall provide the Stockholders, the CPA Firm, to the extent applicable, and their respective agents and representatives reasonable access to all appropriate books, work papers, records (including those supplemental schedules prepared in connection with preparation of the Post-Closing Statement), facilities and employees of the Company and their successors for purposes relevant to the review of such Post-Closing Statement and the resolution of any related dispute. Any determination of the final Cash Consideration by the CPA Firm shall be final and binding on all parties hereto.

                  (c) Within five (5) Business Days after the determination of the final Cash Consideration:

                       (i) If the amount of the final Cash Consideration is less than the Unadjusted Cash Consideration, the difference between the final Cash Consideration and the Unadjusted Cash Consideration shall be paid to Buyer in cash by the Stockholders.

                       (ii) If the amount of the final Cash Consideration is more than the Unadjusted Cash Consideration, then no adjustment shall be made.

                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

                  The Company and the Stockholders jointly and severally make the following representations and warranties to Buyer each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Buyer.

         2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Colorado. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not be reasonably expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to Buyer complete and accurate copies of its Certificate of Incorporation and Bylaws, each as amended and as in effect on the date hereof.

         2.2 Capitalization. The authorized capital stock of the Company consists of 50,000 shares of Common Stock, of which 5,000 shares are outstanding as of the date hereof. Schedule 2.2 sets forth a complete and accurate list of all stockholders of the Company as of the date of this Agreement, indicating the number and class of shares held by each stockholder. All of the issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid, nonassessable and were issued free of all preemptive rights. The Company has not issued any voting indebtedness. There are no outstanding or authorized options, warrants, rights, convertible securities, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or stock rights with respect to the Company. There are no agreements, voting trusts, proxies or



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understandings with respect to the voting or registration under the Securities
Act of 1933, as amended, of any shares of capital stock of the Company.

         2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and all related documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and all related documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Company. Each of this Agreement and all related documents has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and any general equitable principles.

         2.4 Noncontravention. Except as set forth in Schedule 2.4, neither the execution and delivery by the Company of this Agreement or any related documents nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary, (b) require, on the part of the Company or any Subsidiary, any filing with, or any permit, authorization, consent, waiver or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any of its Subsidiaries is bound or to which any of their respective assets are subject, (d) result in the imposition of any Security Interest upon the Shares or any assets of the Company or any Subsidiary, (e) result in any material restraint on the Company conducting business as it has heretofore been conducted, or (f) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets.

         2.5 Subsidiaries.

                  (a) Schedule 2.5 sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "Subsidiary" and, collectively, the "Subsidiaries"); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof, and
(iii) the jurisdiction of organization of each Subsidiary.

                  (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements, convertible securities or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock or other equity interests of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock or other equity interests of any Subsidiary.

                  (c) Except as set forth in Schedule 2.5(c), the Company does not own any capital stock or other equity interest in any entity.

         2.6 Financial Statements. The Company has provided to Buyer (a) the audited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows of the Company and its Subsidiaries as of and for the last fiscal year; and (b) the unaudited consolidated balance sheet (the "Most Recent Balance Sheet") and statements of income, changes in stockholders' equity and cash flows of the Company and its Subsidiaries as of and for the nine months ended as of September 30, 1999 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission (including, but not limited to, Regulation S-X), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause
(b) above are subject to normal recurring year-end adjustments and do not include notes.

         2.7 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries as set forth on the Most Recent Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; and are not subject to valid defenses, set-offs or counterclaims. The allocation for collection losses on the Most Recent Balance Sheet has been determined in accordance with GAAP consistent with past practice.

         2.8 Projections. All projections regarding the future performance of the Company and its Subsidiaries that have been provided to Buyer and are described in Schedule 2.8 hereto (the "Projections") have been prepared by senior management of the Company in good faith and are based upon assumptions which were reasonable at the time of preparation, taking into account



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

the past performance of the Company, known future commitments and contingencies, and general economic conditions.

         2.9 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which has had, or could reasonably be expected to have, a Company Material Adverse Effect, and (b) except as provided by Section 5.6, neither the Company nor any Subsidiary has taken any of the actions to:

                  (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, or commit to redeem or repurchase, any stock of any class or any other securities, whether of the Company or any Subsidiary thereof, or any rights, warrants or options to acquire any such stock or other securities, or amend any of the terms of (including without limitation the vesting of) any such convertible securities, warrants or options or issue any stock appreciation or similar rights to participate in any increase in the value of the Company's or any Subsidiary's equity;

                  (b) split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (c) create, incur or assume any debt (including, except as provided in clause (e), obligations in respect of capital leases), other than borrowings under its existing bank line of credit and trade obligations incurred in the ordinary course of business consistent with past practice; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly or otherwise) for the obligations of any other Person or entity other than collection and deposit of checks submitted to it in the ordinary course; or make any loans, advances or capital contributions to any other Person or entity;

                  (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.21 or (except for normal increases in the ordinary course of business consistent with past practice) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

                  (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the ordinary course of business consistent with past practice; provided, that the Company and its Subsidiaries shall be obligated to timely make the capital expenditures contemplated by the Company's 1999 fiscal year budget, as attached as Schedule 2.9(e);

                  (f) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest, except as contemplated by its bank line of credit as it exists on the date hereof;

                  (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the ordinary course of business consistent with past practice;

                  (h) amend its Certificate of Incorporation or Bylaws;

                  (i) change in any material respect its accounting methods, principles or practices, including those related to accruals or the establishment of reserves, except insofar as may be required by a generally applicable change in GAAP;

                  (j) make or suffer any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancel, modify or waive any substantial debts or claims held by it or waive any rights of substantial value, whether or not in the ordinary course of business;

                  (k) take any action or failed to take any action permitted by this Agreement with the Knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Stockholders or the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article VI not being satisfied; or

                  (l) agree in writing or otherwise to take any of the foregoing actions.

         2.10 Undisclosed Liabilities. Except as set forth in Schedule 2.10, none of the Company and its Subsidiaries has any material liability, whether or not required by GAAP to be set forth on a balance sheet or footnotes thereto, except for (a) liabilities shown on the Most Recent Balance Sheet and (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice which are not material in the aggregate.

         2.11 Customers and Suppliers. Except as described on Schedule 2.11, since January 1, 1999 there has not been any material adverse change in the business relationship of any of the Company and each of its Subsidiaries with any material customer or supplier. Set forth in Schedule 2.11 is a list of the top customers of the Company and its Subsidiaries and the amount of revenue from each such customer for the first nine months of 1999.

         2.12 Taxes.

                  (a) The Company and its Stockholders have made a valid election to treat the Company as, and the Company has qualified as, an S Corporation under the Code (and the equivalent provisions under state, local and foreign law in all jurisdictions in which the Company is subject to Tax on its income or is required to file a Tax Return) at all times during its existence, and the Company will be an S Corporation up to and including the Closing Date.



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

                  (b) Except as set forth in Schedule 2.12(b), (i) the Company has duly filed all Tax Returns required to be filed (including, but not limited to, all federal, state, local and foreign Tax Returns and reports) with any Governmental Entity and all such Tax Returns and reports were correct and complete in all material respects; (ii) the Company has paid in full all Taxes required to be paid by the Company before such payment became delinquent; (iii) no deficiencies have been assessed with respect to the Company for any period, which deficiencies have not been paid in full; (iv) adequate reserves, if any, have been accrued on the Financial Statements for Taxes attributable to all applicable periods; (v) all Taxes which the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly paid to the proper Taxing authority; (vi) there are no federal, state, local or foreign Tax liens upon any of the properties or assets of the Company, except for current Taxes not yet due and payable; (vii) there have been no waivers of statutes of limitations by the Company as to any Tax with respect to any Governmental Entity; and (viii) no power of attorney has been granted by the Company with respect to any Tax matter currently in force.

                  (c) Buyer has received correct and complete copies of (i) all Tax Returns and similar filings of the Company for each of its Taxable years, and (ii) all audit reports issued relating to Taxes due from the Company. The Tax Returns of the Company have not been audited by the Internal Revenue Service (the "IRS") or by the relevant state or local Taxing authority.

                  (d) No closing agreement pursuant to Section 7121 of the Code or compromise pursuant to Section 7122 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by the Company.

                  (e) No audit or other proceeding by any court, governmental or regulatory authority is pending or, to the Knowledge of the Company or the Stockholders, threatened with respect to any Taxes due from the Company or any Tax Return filed by the Company. No notice of any assessment of Tax against the Company or any of its assets has been received by the Company.

                  (f) The Company has not been notified by any Taxing authority that the Company may be required to file a Tax Return or similar document in any jurisdiction in which the Company does not currently file a Tax Return.

                  (g) The Company has not received a private letter ruling from the IRS or any comparable ruling from any other Taxing authority.

                  (h) All material elections made or filed by the Company with respect to Taxes are set forth on Schedule 2.12(h).

                  (i) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by the Company or with respect to any of its assets.

                  (j) None of the assets of the Company is an asset or property that is or will be required to be treated as being (i) owned by any person other than the Company pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect immediately prior to the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, or (iii) "tax-exempt bond finance property" within the meaning of
Section 168(g) of the Code.

                  (k) The Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company, and there is no application pending with any Taxing authority requesting permission for any changes in any accounting method of the Company. The IRS has not proposed any such adjustment or change in accounting method.

                  (l) There is no contract, agreement, plan or arrangement covering any person, that individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of
Section 280G of the Code.

                  (m) Except as set forth in Schedule 2.12(m) hereto, the Company is not a party to any Tax sharing or similar agreement or arrangement (whether or not written) or any Tax indemnification agreement or similar arrangement.

                  (n) None of the Stockholders is a "foreign person" within the meaning of Section 1445 of the Code.

                  (o) For purposes of this Section 2.12, any reference to the Company shall include any corporation which merged with and into or was liquidated into the Company. The Company has no liability for Taxes of any other corporation pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous state, local or foreign law.

                  (p) In the past 10 years, the Company has not acquired any asset the Tax basis to the Company of which was determined in whole or in part by reference to the Tax basis of such asset in the hands of a C corporation (as defined in Section 1361(a)(2) of the Code).

         2.13 Real Property.

                  (a) Schedule 2.13(a) hereto sets forth a complete list of (i) the real property owned by the Company or any Subsidiary (the "Owned Real Property") and (ii) all real property leased by the Company or any Subsidiary (the "Leased Real Property") (the Owned Real Property, the Leased Real Property and all other rights, licenses or interests of the Company or any Subsidiary in real property are collectively referred to herein as the "Real Property"). The Company has made available to Buyer true and correct copies of all leases, subleases, abstracts of title, surveys, title opinions and title insurance policies in the Company's or any Subsidiary's possession or control relating to any of the Real Property. None of the Real Property reflected in the Most Recent Balance Sheet has been disposed of, and no Real Property has been acquired by the Company or any Subsidiary since the date of the Most Recent Balance Sheet.

                  (b) Except for (i) liens disclosed in Schedule 2.13(b) hereto,
(ii) liens for current Taxes not yet delinquent and duly accrued for on the Most Recent Balance Sheet, or, if more recent, otherwise accrued for in the Company's books and records, (iii) covenants, conditions and restrictions of record, none of which materially impairs the use of such property in the manner currently used, reduces the fair market value of such property or impairs the ability of the Company or any Subsidiary to deliver good title to such Real Property, and
(iv) any mechanic's, workmen's, repairmen's, materialmen's, contractor's, warehousemen's, carrier's, supplier's or vendor's lien, if payment is not yet due on the underlying obligation and duly accrued for on the Most Recent Balance Sheet, or, if more recent, otherwise accrued for in the Company's books and records or if such lien did not arise from actions taken by the Company or the Stockholders (the "Permitted Liens"), the Company or a Subsidiary has good title to all Owned Real Property, and a valid leasehold interest in all Leased Real Property, free and clear of any Security Interest. Except as set forth in
Schedule 2.13(b), the Company or a Subsidiary has good title to all structures, plants, leasehold improvements, systems, fixtures and other property located on or about any of the Leased Real Property and which are owned by the Company or a Subsidiary, as reflected in the Most Recent Balance Sheet, free and clear of any Security Interests except for Permitted Liens, and none of such assets is subject to any contract for its use by any Person other than the Company or a Subsidiary.

                  (c) Each of the leases and subleases relating to the Leased Real Property is in full force and effect, there is no material default by the Company or a Subsidiary (or to the Knowledge of the Stockholders and the Company, by the lessor) under any such lease or sublease, and, except as set forth on Schedule 2.13(c), each such lease and sublease will remain in full force and effect following the Closing without any modification in the rights or obligations of the parties under any such lease or sublease.

                  (d) Except as set forth in Schedule 2.13(d) hereto, no work has been performed by the Company or on behalf of the Company, or to the knowledge of the Company and the Stockholders, any third party, on or with respect to or in connection with any of the Real Property that would cause such Real Property to become subject to any additional Security Interests.

                  (e) To the best knowledge of the Company and the Stockholders, without them having made any inquiry or investigation, the structures, plants, improvements, systems and fixtures (including, without limitation, storage tanks or other impoundment vessels, whether above or below ground) (collectively, "Improvements") located on each parcel of Real Property comply in all material respects with all applicable laws, ordinances, rules, regulations and similar governmental and regulatory requirements. The Improvements are in good operating condition and repair, ordinary wear and tear excepted. To the best knowledge of the Stockholders and the Company, without them having made any inquiry or investigation, each such parcel of Real Property (in view of the purposes for which it is currently used) conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not any proposed change in any such governmental or regulatory requirements or in any such zoning requirements. All existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Property ("Facilities Equipment") are, to the best knowledge of the Company and the Stockholders, without them having made any inquiry or investigation, in good operating condition and repair, ordinary wear and tear excepted, and will not interfere with the operation of the business of the Company as currently conducted. Schedule 2.13(e) sets forth a list of all maintenance agreements relating to Facilities Equipment and the term of such maintenance agreements.

                  (f) To the Knowledge of the Stockholders and the Company, the Real Property includes all material easements, rights-of-way and similar rights necessary to conduct the Company's and its Subsidiaries' business as presently conducted and to use all of their Real Property as currently used and no such material easement or right will be breached by, nor will any party thereto be given a right of termination as a result of, the transactions contemplated by this Agreement.

                  (g) Except as set forth in Schedule 2.13(g), no contracts, agreements, leases or subleases governing any Real Property listed on Schedule 2.13(a) or any Facilities Equipment requires notice, waiver or consent of any third party to consummate that transactions contemplated by this Agreement or will result in a breach of such contracts, agreements, leases or subleases upon the consummation of the transactions contemplated by this Agreement.

         2.14 Tangible Personal Property.

                  (a) The Company or a Subsidiary has good title to all machinery and equipment, tools, spare and maintenance parts, furniture, vehicles and all other tangible personal property (collectively, the "Tangible Personal Property") owned by the Company or a Subsidiary, free and clear of any Security Interest of any kind or nature whatsoever, except for Permitted Liens. Except as set forth in Schedule 2.14(a), all material items of Tangible Personal Property currently owned or used by the Company or a Subsidiary as of the date hereof are in good operating condition and repair, ordinary wear and tear excepted, are physically located at or about the Company's or a Subsidiary's place of business and are owned outright, or validly leased, by the Company or a Subsidiary. Except as set forth in Schedule 2.14(a), the owned and leased Tangible Personal Property consists of all tangible personal property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted or as currently contemplated to be conducted.

                  (b) Schedule 2.14(b), sets forth a complete and correct list of all material Tangible Personal Property leases to which the Company or a Subsidiary is a party, together with a brief description of the property leased. The Company has made available to Buyer complete and correct copies of each lease (and any amendments thereto) listed in Schedule 2.14(b). Except as set forth in Schedule 2.14(b): (i) each such lease is in full force and effect; (ii) all lease payments due to date on any such lease have been paid, and neither the Company nor any Subsidiary nor (to the Knowledge of the Stockholders and the Company) any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or a Subsidiary or (to the Knowledge of the Stockholders and the Company) any other party under such lease;
(iii) to the Knowledge of the Stockholders and the Company, there are no defaults alleged against the Company or a Subsidiary by any other party with respect to any such lease;

and (iv) no such lease requires notice, waiver or consent of any third party to consummate the transactions contemplated in this Agreement nor will the consummation of the transactions contemplated by this Agreement result in a breach of such lease or alter the rights or obligations of any party thereto.

         2.15 Intellectual Property.

                  (a) Except for off-the-shelf software programs having an individual acquisition cost of $1,000.00 or less licensed by the Company or a Subsidiary pursuant to "shrink wrap" licenses, Schedule 2.15(a) sets forth a list of all Intellectual Property necessary for, or used in, the operation of the Company's business as presently conducted ("Company Intellectual Property"). Each of the Company and each Subsidiary owns or has the valid and enforceable right to use all Company Intellectual Property. The Company or a Subsidiary, as applicable, owns all right, title and interest in and to the Company Intellectual Property set forth on Schedule 2.15(a) ("Owned Company Intellectual Property") free and clear of any Security Interest or other claims of third parties. Except as set forth on Schedule 2.15(a), the Portal 360 Project and the Company's application suite referred to as RMS (together with the Portal 360 Project, the "Core Intellectual Property") were developed by employees of the Company within the scope of their employment or by individual independent contractors, each of whom has executed a written agreement whereby such employee or independent contractor assigned all of his right, title and interest in and to such Core Intellectual Property to the Company. Attached to Schedule 2.15(a) are complete copies of each such written assignment.

                  (b) Set forth on Schedule 2.15(b) is a list of all independent contractors who conceived, developed, created, discovered or reduced to practice any of the Owned Company Intellectual Property, including a general description of the work done for the Company by such independent contractor on the Owned Company Intellectual Property. Except as set forth on Schedule 2.15(b), no independent contractor conceived, developed, created, discovered or reduced to practice any Owned Company Intellectual Property or any part thereof, or any code embedded therein or otherwise used as a basis thereof.

                  (c) To the Knowledge of the Stockholders, none of the Company Intellectual Property, activities or business presently conducted by the Company or a Subsidiary infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person or entity.

                  (d) Schedule 2.15 (d) identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any material rights to any third party with respect to any of the Company Intellectual Property.

                  (e) Schedule 2.15 (e) identifies each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, including the Stockholders, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf software programs licensed by the Company or a Subsidiary pursuant to "shrink wrap" licenses).

                  (f) The Company has in its control copies of all source codes related to Company Intellectual Property.

         2.16 Year 2000 Compliance. As of the Closing Date, except as set forth in Schedule 2.16, all Date Data and Date-Sensitive Systems of the Company and each Subsidiary are Year 2000 Compliant. Schedule 2.16 also sets forth the amount estimated by the Company in good faith necessary to remediate all such Date Data and Date Sensitive Systems that are not Year 2000 Compliant. Each of the Company and each Subsidiary has obtained written representations or assurances from each entity that (x) provides Date Data to it, (y) processes in any way Date Data for it or otherwise provides any material product or service to it that is dependent on Year 2000 Compliant Date Data or Year 2000 Compliant Date-Sensitive System, that all of such entity's Date Data and Date-Sensitive Systems that are used for, or on behalf, of it are Year 2000 Compliant.

         2.17 Contracts.

                  (a) Schedule 2.17 lists the following agreements (written or oral) to which the Company or any Subsidiary, or the Company and its Subsidiaries collectively, is a party as of the date of this Agreement:

                       (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $20,000 per annum;

                       (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services which requires the payment or receipt by the Company and/or a Subsidiary of more than the sum of $100,000 in the aggregate;

                       (iii) any agreement establishing a partnership or joint venture;

                       (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $100,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                       (v) any agreement prohibiting the Company or any Subsidiary from freely engaging in business anywhere in the world;

                       (vi) any agreement involving any officer, director or stockholder of the Company or any Affiliate thereof, and

                       (vii) any other agreement (or group of related agreements) requiring the payment or receipt by the Company and/or a Subsidiary of more than $100,000 annually.

                  (b) The Company has made available to Buyer a complete and accurate copy of each agreement (as amended to date) listed in Schedule 2.17. With respect to each agreement so listed or required to be so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, and (ii) neither the Company nor any Subsidiary nor, to the Knowledge of Stockholders and the Company, any other party, is or has been in material breach or violation of, or material default under, any such agreement. Except as set forth in Schedule 2.17, no notice, waiver or consent of any third party is required under any agreement listed or required to be listed on such schedule to consummate the transactions contemplated hereby nor will the consummation of the transactions contemplated hereby result in a breach of any such agreement or modification of any right or obligation thereunder.

         2.18 Insurance. The Company and each Subsidiary have insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of applicable laws and of all contracts to which the Company or any Subsidiary is a party or by which it is bound. Set forth in Schedule 2.18, is a list of all fire, liability, property, workers compensation, directors and officers liability, and other forms of insurance and all fidelity bonds held by or applicable to the Company and the Subsidiaries or otherwise insuring the business, operations or affairs of the Company or the Subsidiaries or affecting or relating to the ownership, use or operations of any assets of the Company or the Subsidiaries. Schedule 2.18 sets forth, in respect of each such policy or fidelity bond, the policy name, policy number, carrier, term, type of coverage and annual premium. Except as set forth in Schedule 2.18, no event relating to the Company and the Subsidiaries has occurred which can reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has expired or been cancelled, voided or otherwise terminated within the last two years, and, to Stockholders' or the Company's Knowledge, no threat has been made to cancel, void or otherwise terminate any insurance policy of the Company or any Subsidiary during such period. Except as noted in Schedule 2.18, all such insurance (i) is currently in full force and effect, (ii) will remain in full force and effect with respect to all periods up to and including the Closing and (iii) to the best knowledge of the Company and the Stockholders, is with financially sound and reputable insurers. No event has occurred, including the failure by the Company or any Subsidiary to give any notice or information or the Company or any Subsidiary giving any inaccurate or erroneous notice or information, which materially limits or impairs, or could reasonably be expected to materially limit or impair, the rights of the Company under any such insurance policies. The Stockholders and the Company are not aware of any circumstance or event that could result in the cancellation, avoidance or other termination of any policy.

         2.19 Litigation. Except as set forth in Schedule 2.19, there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits (a "Legal Proceeding") pending or, to the Knowledge of the Stockholders or the Company, threatened, against the Company or any of its Subsidiaries or its or any of their properties, assets or business, or pending, or, to the Knowledge of the Stockholders or the Company, threatened against, relating to or involving any of the officers, directors, employees or agents of the Company and each of its Subsidiaries, or threatening, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. Except as set forth in
Schedule 2.19, there is no judgment, order, writ, injunction, decree or award (whether issued by a court, an arbitrator, a governmental body or agency thereof or otherwise) to which the Company or any of its Subsidiaries is a party, or involving the property, assets or business of the Company or any of its Subsidiaries, which is unsatisfied or which requires continuing compliance therewith by the Company or any of its Subsidiaries.

         2.20 Labor Matters. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining dispute. The Stockholders and the Company do not have Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

         2.21 Employee Benefits.

                  (a) Schedule 2.21(a) contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, or any Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, and (iii) all related agreements, insurance contracts and summary plan descriptions have been made available to Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms, and each of the Company and the Subsidiaries has in all material respects met its obligations with respect to such Employee Benefit Plan and has timely made all required contributions thereto. The Company and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA, the Code and other laws.

                  (b) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a) of the Code.

                  (c) Neither the Company nor any Subsidiary has any obligation or liability (contingent or otherwise) with respect to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  (d) At no time has the Company or any Subsidiary been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (e) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any Subsidiary which would subject the Company or any Subsidiary to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                  (f) Schedule 2.21(f) discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, or (B) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person's "parachute payment" under
Section 280G of the Code, and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         2.22 Environmental Matters.

                  (a) Except as disclosed in Schedule 2.22(a), (i) each of the Company and each Subsidiary has complied and is in compliance with all applicable Environmental Laws; (ii) there is no pending or, to the Knowledge of the Stockholders or the Company, threatened, civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity or Person, relating to or otherwise arising under any Environmental Law involving the Company or any Subsidiary; (iii) no facts, circumstances or conditions exist that could reasonably be expected to result in the Company or a Subsidiary incurring liabilities under or pursuant to Environmental Laws, except for liabilities that could not reasonably be expected to result in losses in excess of $10,000; and
(iv) there have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility currently or, to the Knowledge of the Stockholders or the Company, formerly owned, operated or controlled by the Company or a Subsidiary of concentrations exceeding those allowed by Environmental Laws. As used in this Section 2.22, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and in effect on the Closing Date ("CERCLA").

                  (b) The Company has provided Buyer with copies of any and all environmental or health and safety audits, its assessments, investigations or similar reports relating to the Company or any Subsidiary or any real property currently or formerly owned, operated or controlled by the Company or any Subsidiary to the extent in the possession, custody or control of the Stockholders, the Company or a Subsidiary.

         2.23 Legal Compliance. Each of the Company and each Subsidiary is in compliance with all applicable laws (including rules and regulations thereunder) currently in effect of any federal, state, local or foreign government, or any Governmental Entity, except where the failure to comply therewith would not reasonably be expected to have a Company Material Adverse Effect.

         2.24 Permits. The Company and each Subsidiary has obtained all material Permits (as defined below) necessary for the conduct of its business as currently conducted and as currently contemplated to be conducted. Such material Permits are in full force and effect and each of the Company and each Subsidiary has complied with such permits in all material respects. Neither the Company nor any Subsidiary is in violation of or default under any permit, license, franchise or authorization from any Governmental Authority used in its business or operations as presently conducted and material to the business or operations of the Company and the Subsidiaries, taken as a whole (collectively, the "Permits"). Except as set forth in Schedule 2.24, no Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated hereby except, in any case, for any violation, default, revocation, termination or renewal that would not reasonably be expected to have a Company Material Adverse Effect.

         2.25 Brokers' Fees. None of the Company or any of the Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         2.26 Disclosure. No representation or warranty by the Company or the Stockholders contained in this Agreement, and no statement contained in any document (including without limitation the Financial Statements referenced in Section 2.6, the closing documents delivered pursuant to Article VI and the Schedules hereto), list, certificate or other instrument furnished or to be furnished by or on behalf of the Company, its Subsidiaries, the Stockholders or any Affiliate thereof to Buyer or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, list, certificate or other instrument. Neither the Company nor the Stockholders have failed to disclose to Buyer any fact which would reasonably be determined to have a Company Material Adverse Effect.

         2.27 Change of Control Payments. Except for those payments to be made to Company Employees in accordance with Section 5.6 hereof, no payment resulting from an agreement or arrangement between the Company or any Subsidiary thereof and any other Person or entity is required to be made by the Company or a Subsidiary as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including any payment expressly characterized as a "stay bonus," "change of control" payment or similar arrangement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

                  The Stockholders jointly and severally make the following representations and warranties to Buyer each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Buyer.

         3.1 Title to Shares. Each Stockholder owns beneficially and of record free and clear of any Security Interest that number of Shares set forth opposite Stockholder's name in Schedule 1.1. After the consummation of the transactions contemplated hereby Buyer will own, beneficially and of record and free and clear of any Security Interest, that number of Shares set forth opposite all of the Stockholders' names in Schedule 1.1.

         3.2 Authority; Absence of Conflicts.

                  (a) This Agreement has been and the Ancillary Agreements to which such Stockholder is a party will be duly and validly executed and delivered by each Stockholder and, assuming this Agreement and the Ancillary Agreements to which such Stockholder is a party constitute a valid and binding obligation of Buyer, constitute the valid and binding obligation of each Stockholder, enforceable against them in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

                  (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the Ancillary Agreements to which such Stockholder is a party nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms hereof, will (i) violate, conflict with or result in a breach of or default (or constitute any event which with the lapse of time or the giving of notice or both would constitute a breach or default) under any of the terms, conditions or provisions of any contract or agreement to which any Stockholder is a party or by which his or her assets or properties are bound, (ii) result in the creation of any Security Interest on the Shares to be transferred by each Stockholder to Buyer under the terms of this Agreement, (iii) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling, treaty, convention or regulation of any Governmental Entity to which any Stockholder or any of his, her or its assets or properties are subject, or (iv) require any Stockholder to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any Governmental Entity, except with respect to the foregoing clauses (iii) and (iv) where any such violation, conflict or breach would not result in a Stockholder Material Adverse Effect.

         3.3 Brokers and Finders. None of the Stockholders has employed any investment banker, broker or finder, or incurred any liability for brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         3.4 Intellectual Property. Except as set forth on Schedule 3.4, each Stockholder has assigned (or if not previously assigned, hereby assigns) all of his or her right, title and interest in and to all Intellectual Property relating to the business of the Company to the Company free and clear of all Security Interests and has not granted any rights in such Intellectual Property to any third party and no third party has any ownership interest in or exclusive rights to such Intellectual Property. Schedule 3.4 sets forth a list of all Intellectual Property owned by the Stockholders or in which the Stockholders have any interest.

         3.5 Personal Assets. The Stockholders do not own any other investments in or assets of any other company or entity that would cause the Company, Stockholders and/or Buyer to file under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV

                               REPRESENTATIONS AND
                               WARRANTIES OF BUYER

                  Buyer makes the following representations and warranties to the Company and the Stockholders, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Company or the Stockholders:

         4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by Buyer and constitute a valid and binding obligation of Buyer, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

         4.3 Noncontravention. Subject to compliance with applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery of this Agreement nor the Ancillary Agreements by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Buyer,
(b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which

Buyer is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, other than any violation which would not reasonably be expected to have a Buyer Material Adverse Effect or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

         4.4 Outstanding Capital Stock; Issuance of Shares.

                  (a) The authorized capital stock of Buyer consists of 150,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock ("Buyer Preferred Stock"), par value $0.01 per share. As of the date hereof, Buyer has, in the aggregate, 93,054,470 shares of Buyer Common Stock issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and are validly issued, fully paid and non-assessable, and none of such shares were issued in violation of any preemptive rights of stockholders. There are also outstanding (a) options to purchase up to 8,120,110 shares of Buyer Common Stock ("Buyer Options") and (b) stock purchase rights to purchase up to 955,687 shares of Buyer Common Stock ("Buyer Rights"). Except for Buyer Options, Buyer Rights and 3,054,055 shares of capital stock of 1293220 Ontario Inc. that are exchangeable for up to 3,054,055 shares of Buyer Common Stock, there are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating Buyer to issue any additional shares of capital stock of Buyer or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of Buyer. Except for the 310,000 phantom stock units issued under Buyer's Deferred Compensation Plan, there are no stock appreciation or similar rights to participate in the value of the equity of Buyer.

                  (b) Buyer Common Stock to be issued to the Stockholders under the terms of this Agreement and the Subscription Agreements, when issued as contemplated by this Agreement and the Subscription Agreements, will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights of stockholders.

         4.5 Financial Statements. Buyer has provided to the Stockholders (a) the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of ClientLogic Corporation, a Delaware corporation and direct wholly-owned subsidiary of Buyer ("ClientLogic"), and its subsidiaries; (b) the unaudited consolidated balance sheets and statements of income, changes in stockholder's equity and cash flows of Buyer for the final year ended December 31, 1998; and (c) Buyer's and ClientLogic's unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the nine months ended as of September 30, 1999. Such financial statements (collectively, the "Buyer Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission (including, but not limited to, Regulation S-X), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Buyer and its subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Buyer; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments and do not include notes. Since September 30, 1999, there has occurred no event or development which has had, or could reasonably be expected to have, a Buyer Material Adverse Effect.

         4.6 Litigation. There are no material suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits (a "Buyer Legal Proceeding") pending or, to the Knowledge of the Buyer, threatened, against Buyer or any of its subsidiaries or its or any of their properties, assets or business, or pending, or, to the Knowledge of Buyer, threatened against, relating to or involving any of the officers, directors, employees or agents of Buyer and each of its subsidiaries in their capacities as such, threatening, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. There is no material judgment, order, writ, injunction, decree or award (whether issued by a court, an arbitrator, a governmental body or agency thereof or otherwise) to which Buyer or any of its subsidiaries is a party, or involving the property, assets or business of Buyer or any of its subsidiaries, which is unsatisfied or which requires continuing compliance therewith by Buyer or any of its subsidiaries.

         4.7 Broker's Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

         5.1 Confidentiality.

                  (a) From and after the date hereof, the Stockholders will not, and will cause their respective Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer, the Stockholders' and the Company's attorneys and accountants, the Company, its Subsidiaries or Affiliates of Buyer or the Company or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Company or Buyer, any Confidential Information. The Stockholders and their respective Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, such Stockholder shall provide the Company and Buyer with prompt notice of such requirement prior to making any disclosure so that the Company and Buyer may seek an appropriate protective order.

                  (b) Each Shareholder severally agrees that (i) any breach by it of any of the provisions contained in this Section 5.1 would cause irreparable damage to Buyer for which monetary damages and other remedies at law may not be adequate and (ii) Buyer will be entitled as a matter of right to obtain, without posting any bond whatsoever, a restraining order, an injunction, specific performance, or other form of equitable or extraordinary relief from any court of competent jurisdiction to restrain any threatened or further breach of this Section 5.1 or to require any Stockholder to perform his or her respective obligations under this Section 5.1, which right to equitable or extraordinary relief will not be exclusive of, but will be in addition to, all other remedies to which Buyer may be entitled under this Agreement, at law, or in equity (including, the right to recover monetary damages). Each Stockholder hereby agrees to waive proof of actual damages in any proceeding for equitable or extraordinary relief.

         5.2 Tax Matters.

                  (a) Preparation of Tax Returns; Payment of Taxes.

                       (i) Except as provided in Section 5.2(a)(iv), following the Closing, Buyer shall be responsible for preparing or causing to be prepared all federal, foreign, state and local Tax Returns required to be filed by the Company after the Closing Date. To the extent any Taxes shown due on any such Tax Return relate to a taxable period ending on or before the Closing Date (or a taxable period that is deemed to close on the Closing Date pursuant to Section 5.2(a)(iii)), (A) such Tax Return shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Tax laws; (B) Buyer shall provide the Stockholders with copies of such Tax Return at least 30 days prior to the due date for filing such Return (including extensions, if any); and (C) the Stockholders shall have the right to review such Tax Returns for 15 days following receipt thereof. The failure of the Stockholders to propose any changes to any such Tax Return within such 15 days shall be deemed to be an indication of their approval thereof. The Stockholders and Buyer shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Buyer shall file or cause to be filed all such Tax Returns and shall, subject to receiving the payments from the Stockholders referred to in Section 5.2(a)(ii), pay the Taxes shown due thereon; provided, however, that in the event that any disagreement between Buyer and the Stockholders in respect of such Tax Returns shall not be resolved prior to the due date for filing thereof, Buyer shall file or cause to be filed all such Tax Returns in the manner deemed appropriate by the Buyer and shall, subject to receiving the payments from the Stockholders referred to in Section 5.2(a)(ii), pay the Taxes shown due thereon; provided, further, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Buyer to receive indemnification pursuant to any provision in this Agreement or the right of the Stockholders to further pursue such disagreement, which, if not resolved by the parties, shall be resolved in the manner described in
Section 1.5(b) (the "Dispute Resolution Mechanism").

                       (ii) Not later than five (5) days before the due date for payment of Taxes with respect to any Tax Returns which Buyer has the responsibility to file, the Stockholders shall pay to Buyer an amount equal to that portion of the Taxes shown on such Return for which the Stockholders have an obligation to indemnify Buyer pursuant to the provisions of Sections 2.2(a) of the Escrow Agreement.

                       (iii) For federal income Tax purposes, the taxable year of the Company shall end as of the close of the Closing Date and, with respect to all other Taxes, the Stockholders and Buyer will, unless prohibited by applicable law, close the taxable period of the Company as of the close of the Closing Date. Neither the Stockholders nor Buyer shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of the Company beginning before and ending after the Closing Date shall be allocated (i) to the Stockholders for the period up to and including the Closing Date, and (ii) to the Company for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by Buyer and shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Buyer shall provide the Stockholders with a schedule showing the computation of the allocation at least 30 days prior to the due date for filing a Tax Return which includes the Closing Date. The Stockholders shall have the right to review such schedule, and Buyer and the Stockholders shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation. Any amount owing from the Stockholders under this Section 5.2(a)(iii) shall be paid no later than five (5) days prior to the due date for filing of the underlying Tax Return.

                       (iv) Each of the Stockholders shall (at his or her own expense) hire a firm of independent certified public accountants (the "CPA Firm") to prepare the Company's federal income tax return on Form 1120S and comparable state and local returns for the Company's taxable year ending as of the close of the Closing Date (collectively, the "Final S Period Tax Return"). The Final S Period Tax Return shall be prepared in a manner consistent with prior practice unless otherwise required by applicable tax laws. The CPA Firm shall provide Buyer with a copy of the Final S Period Tax Return at least 30 days prior to the due date for filing such return (including extensions, if any), and Buyer shall cause the Company to cooperate in the preparation and filing of such returns. Buyer shall have the right to review and approve (which approval shall not be unreasonably withheld) the Final S Period Tax Return for 15 days following receipt thereof. The failure of Buyer to propose any changes to any such return within such 15 days shall be deemed to be an indication of its approval thereof. The Stockholders and Buyer shall attempt in good faith mutually to resolve any disagreements regarding the Final S Period Tax Return prior to the due date for filing thereof. In the event that any disagreement between Buyer and the Stockholders in respect of the Final S Period Tax Return shall not be resolved prior to the due date for filing thereof, the Stockholders shall file or cause to be filed such return and Buyer shall cause the Company to cooperate in the filing of such return; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Buyer's Indemnified Parties (as defined in the Escrow Agreement) to receive indemnification pursuant to any provision in the Escrow Agreement or the right of Buyer to further pursue such disagreement, which, if not resolved by the parties, shall be resolved pursuant to the Dispute Resolution Mechanism.

                  (b) Tax Audits.

                       (i) Buyer shall have the sole right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to taxable periods of the Company beginning after the Closing Date and to employ counsel of its choice at its expense. The Stockholders agree that they will provide such cooperation and information as the Buyer and its counsel shall reasonably request in the defense against or compromise of any claim in any said proceeding.

                       (ii) Buyer shall promptly notify the Stockholders in writing upon receipt by Buyer of notice of any pending or threatened Tax audit or assessment which would affect the Tax liabilities of the Company for which the Stockholders would be required to indemnify Buyer. The Stockholders shall have the right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to any Taxes or taxable periods of the Company for which the Stockholders have an obligation to indemnify Buyer hereunder, and to employ counsel of their choice at their expense; provided, however, that Buyer shall have the right to participate in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax liability of Buyer, any of its Affiliates, or the Company for any period ending after the Closing Date and to employ counsel of its choice at its own expense for purposes of such participation. Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written approval of Buyer, the Stockholders shall not agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of Buyer, any of its Affiliates, or the Company for any period ending after the Closing Date.

                  (c) Transfer Taxes. The Stockholders shall pay all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, UCC-3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any Taxing authority or governmental agency in connection with the transactions contemplated by this Agreement. The Stockholders shall file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

         5.3 Funding of Phase III Development. Following the Closing through June 30, 2000, Buyer shall allocate to the Company not less than $1,232,172.00 to develop Phase III of the Portal 360 Project. Such amount shall be provided to the Company by Buyer or an Affiliate of Buyer in the increments and at the times set forth in the business plan for the Company (the "Business Plan") attached hereto as Exhibit E.

         5.4 Stockholders Agreement. At Closing, each Stockholder shall execute and deliver a counterpart to the Stockholders Agreement between the Buyer and its stockholder (the "Stockholders Agreement") of Buyer in effect on the Closing Date.

         5.5 Portal 360 Project Initial Public Offering

                  (a) If the Board of Directors of Buyer determines to cause the Company to contribute all or substantially all of the assets of the Company constituting the Portal 360 Project (the "Contribution") to a separate entity (the "360 Entity") with the express intention of disposing of some or all of Buyer's or its Affiliates' ownership of the 360 Entity by way of an initial public offering, each Stockholder shall, subject to the limitations set forth in this Section 5.5, have the right (the "Conversion Right") to convert (the "Conversion") a portion of his or her shares of Buyer Common Stock acquired in the transactions contemplated by this Agreement into common stock of the 360 Entity. Prior to the completion of the Contribution, Buyer shall give written notice (the "Notice") to each Stockholder in accordance with Section 9.7 notifying such Stockholder of the Contribution. Subject to the limitations set forth in subsection (c) below, within 10 days of receipt of the Notice, each Stockholder shall transmit a written response (a "Response") in accordance with
Section 9.7 to Buyer declining or exercising the Conversion Right and, if exercising such Conversion Right, indicating the number of shares of Buyer Common Stock held by such Stockholder to be converted. If any Stockholder fails to respond to the Notice within 10 days of receipt of such Notice, he or she will be deemed to have waived his or her Conversion Right.

                  (b) The Conversion of each Stockholder's Buyer Common Stock, if any, shall occur and be effective immediately prior to the consummation of the initial public offering of the 360 Entity (the "Conversion Date") and such Buyer Common Stock to be converted will be converted into shares of common stock of the 360 Entity at a ratio (the "Ratio") equal to a fraction, the numerator of which is the Per Share Value and the denominator of which is the offering price per share (before the deduction of underwriting discounts and commissions) of the common stock of the 360 Entity in such initial public offering, provided that the number of shares of Buyer Common Stock to be converted will be rounded up to the nearest whole share as necessary to avoid the issuance of any fractional shares. As used herein, "Per Share Value" means the per share value of the Buyer Common Stock to be so converted as determined by the Board of Directors of Buyer in good faith on the Conversion Date. The Per Share Value shall be final and binding upon each Stockholder. In exercising his or her Conversion Right, each Stockholder may convert no more than the lesser of (i) 5%, or (ii) $250,000 in value (calculated using the Per Share Value) of the Buyer Common Stock received by such Stockholder in the transactions contemplated by this Agreement. The Board of Directors of Buyer shall deliver to each Stockholder exercising his or her Conversion Right concurrently with the Conversion a schedule setting forth the Ratio. Absent manifest error, the determination of the Ratio by the Board of Directors of Buyer shall be final and binding on the Stockholders.

                  (c) Notwithstanding anything in this Agreement to the contrary, no Stockholder shall have any Conversion Right under this Section 5.5 if prior to the effectiveness of such Conversion (i) the Buyer has completed an IPO or (ii) (A) such Stockholder's Management Agreement has been terminated for Cause (as defined in the Employment Agreement to be entered into between each Stockholder and Buyer on the Closing Date (each an "Employment Agreement," together the "Employment Agreements"), (B) such Stockholder voluntarily terminates his or her employment with the Company or (C) such Stockholder is in violation of Section 6 of his or her Employment Agreement.

         5.6 Employee Letters. The Company shall deliver to those employees of the Company (each, a "Company Employee") set forth on Schedule 5.6 a letter in substantially the form of Exhibit F hereto providing for those benefits in the amounts set forth opposite each Company Employee's name in Schedule 5.6. Buyer shall provide funds for, and the Company shall make, those payments provided for in Schedule 5.6 according to the terms of such letter.

         5.7 Release by Temple. Temple agrees and stipulates that the consideration set forth in Article 1 herein is in full accord and satisfaction of any claims Temple may, or may have any right to, assert with respect to the distribution or allocation of the Cash Consideration. Accordingly, Temple, on behalf of himself and his family, employees, assigns, agents, spouse, heirs, executors, administrators, attorneys, and representatives of any kind, hereby covenants not to sue and fully, finally, and forever generally RELEASES, SURRENDERS, REMISES, ACQUITS, AND FOREVER DISCHARGES Buyer, the Company, and their former and present parents, subsidiaries, insurers, Affiliates, predecessors, successors, assigns, officers, administrators, directors, shareholders, general or limited partners, principals, representatives, agents, employees, accountants, attorneys and representatives of any kind (collectively, the "ClientLogic Released Parties"), jointly and severally, from any and all claims, demands, actions, liabilities, obligations, damages, suits in equity, debts, accounts, costs, expenses, setoffs, contributions, dividends, promises, covenants, attorneys' fees and/or causes of action of whatever kind or character, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, which Temple has or might claim to have against the ClientLogic Released Parties arising out of, relating to, or in connection with any transfer, distribution or receipt of any portion of the Cash Consideration to Thompson, pursuant to this Agreement, the Contingent Promissory Notes, the Promissory Notes or otherwise, including, without limitation, ANY AND ALL CLAIMS REGARDING COMMUNITY OR MARITAL PROPERTY OR CLAIMS SEEKING TO ENFORCE COMMUNITY OR MARITAL PROPERTY RIGHTS, WHETHER STATUTORY OR COMMON LAW, CLAIMS FOR COMMUNITY OR MARITAL PROPERTY RIGHTS IN RELATION TO THE CONSIDERATION SET FORTH IN THIS AGREEMENT, OR ANY OTHER CLAIM WHICH RELATES TO OR ARISES OUT OF COLORADO LAW, INCLUDING BUT NOT LIMITED TO, THE COLORADO UNIFORM MARRIAGE ACT, C.R.S.A. Section 14-2-101 ET SEQ., COLORADO UNIFORM DISSOLUTION OF MARRIAGE ACT, C.R.S.A. Section 14-10-101 ET SEQ., COLORADO MARITAL AGREEMENT ACT, C.R.S.A.
Section 14-2-301 ET SEQ., AND C.R.S.A. Section 14-2-201 ET SEQ.; provided however, that this release shall neither be deemed to diminish or affect the rights of Temple for full performance of this Agreement.

         5.8 Release by Thompson. Thompson agrees and stipulates that the consideration set forth in Article 1 herein is in full accord and satisfaction of any claims Thompson may, or may have any right to, assert with respect to the distribution or allocation of the Cash Consideration. Accordingly, Thompson, on behalf of herself and her family, employees, assigns, agents, spouse, heirs, executors, administrators, attorneys, and representatives of any kind, hereby covenants not to sue and fully, finally, and forever generally RELEASES, SURRENDERS, REMISES, ACQUITS, AND FOREVER DISCHARGES Buyer, the Company, and the Client

         Logic Released Parties, jointly and severally, from any and all claims, demands, actions, liabilities, obligations, damages, suits in equity, debts, accounts, costs, expenses, setoffs, contributions, dividends, promises, covenants, attorneys' fees and/or causes of action of whatever kind or character, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, which Thompson has or might claim to have against the ClientLogic Released Parties arising out of, relating to, or in connection with this any transfer, distribution or receipt of any portion of the Cash Consideration to Temple, pursuant to this Agreement, the Contingent Promissory Notes, the Promissory Notes or otherwise including, without limitation, ANY AND ALL CLAIMS REGARDING COMMUNITY OR MARITAL PROPERTY OR CLAIMS SEEKING TO ENFORCE COMMUNITY OR MARITAL PROPERTY RIGHTS, WHETHER STATUTORY OR COMMON LAW, CLAIMS TO ENFORCE COMMUNITY OR MARITAL PROPERTY RIGHTS IN RELATION TO THE CONSIDERATION SET FORTH IN THIS AGREEMENT, OR ANY OTHER CLAIM WHICH RELATES TO OR ARISES OUT OF THE LAW OF THE STATE OF COLORADO, INCLUDING WITHOUT LIMITATION, THE COLORADO UNIFORM MARRIAGE ACT, C.R.S.A. Section 14-2-101 ET SEQ., COLORADO UNIFORM DISSOLUTION OF MARRIAGE ACT, C.R.S.A. Section 14-10-101 ET SEQ., COLORADO MARITAL AGREEMENT ACT, C.R.S.A. Section 14-2-301 ET SEQ., AND C.R.S.A. Section 14-2-201 ET SEQ.; provided however, that this release shall neither be deemed to diminish or affect the rights of Thompson for full performance of this Agreement.

         5.9 Indemnification By Temple. Temple hereto represents that he has full and express authority to make the release and stock transfer set forth in this Agreement, that he has not made any assignment of those claims, and that he knows of no person or entity that intends to assert a claim by, through, under, or on behalf of him ("Known Claimants"). TO THE EXTENT THAT ANY CLAIM MAY BE BROUGHT BY PERSONS OR ENTITIES CLAIMING BY, THROUGH, OR UNDER TEMPLE OR BY KNOWN CLAIMANTS, TEMPLE AGREES TO INDEMNIFY AND HOLD HARMLESS THE CLIENTLOGIC RELEASED PARTIES (AND ANY PERSON OR ENTITY ASSOCIATED WITH SUCH PARTY THAT IS DESCRIBED IN THIS AGREEMENT) FROM ANY COSTS OR EXPENSES, INCLUDING LEGAL FEES, COURT COSTS, JUDGMENTS, OR REASONABLE SETTLEMENT PAYMENTS ARISING FROM SUCH CLAIMS INCLUDING, WITHOUT LIMITATION, CLAIMS REGARDING COMMUNITY OR MARITAL PROPERTY OR CLAIMS SEEKING TO ENFORCE COMMUNITY OR MARITAL PROPERTY RIGHTS, WHETHER STATUTORY OR COMMON LAW.

         5.10 Indemnification By Thompson. Thompson hereto represents that she has full and express authority to make the release and stock transfer set forth in this Agreement, that she has not made any assignment of those claims, and that she knows of no Known Claimants. TO THE EXTENT THAT ANY CLAIM MAY BE BROUGHT BY PERSONS OR ENTITIES CLAIMING BY, THROUGH, OR UNDER THOMPSON OR BY KNOWN CLAIMANTS, THOMPSON AGREES TO INDEMNIFY AND HOLD HARMLESS THE CLIENTLOGIC RELEASED PARTIES (AND ANY PERSON OR ENTITY ASSOCIATED WITH SUCH PARTY THAT IS DESCRIBED IN THIS AGREEMENT) FROM ANY COSTS OR EXPENSES, INCLUDING LEGAL FEES, COURT COSTS, JUDGMENTS, OR REASONABLE SETTLEMENT PAYMENTS ARISING FROM SUCH CLAIMS

INCLUDING, WITHOUT LIMITATION, CLAIMS REGARDING COMMUNITY OR MARITAL PROPERTY OR CLAIMS SEEKING TO ENFORCE COMMUNITY OR MARITAL PROPERTY RIGHTS, WHETHER STATUTORY OR COMMON LAW.

         5.11 Survival. The Indemnification provided by Temple and Thompson pursuant to Sections 5.7 and 5.8 shall survive until six months after the expiration of the applicable statute of limitations.

         5.12 Power of Attorney. Each Stockholder constitutes and appoints, effective as of the Closing Date, the Company, Buyer and each of their duly authorized officers and agents, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for Executive and in his or her name, place and stead, in any and all capacities, to perform any acts necessary (including signing any documents) to further the prosecution, registration, issuance, and enforcement of patents, copyrights, trademarks, trade secrets, or similar rights or protections thereon, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         5.13 Escrow Agent Fees. The Stockholders agree to pay any Fees and Expenses (as defined in the Escrow Agreement) that they owe pursuant to the Escrow Agreement.

         5.14 Removal of Guarantees. Following the Closing, Buyer shall use its commercially reasonable efforts to have Temple removed as a guarantor from all personal guarantees set forth in Schedule 5.14 of Company obligations. To the extent Temple suffers any liability as a result of Buyer's failure to perform its obligations pursuant to this Section 5.14, Buyer will indemnify Temple from and against all such liabilities.

                                   ARTICLE VI

                               CLOSING DELIVERIES

         6.1 Closing Deliveries to Buyer. At Closing, Buyer shall have received the following:

                  (a) the Company and the Subsidiaries shall have delivered confirmation that all notices and obtained all of the waivers, permits, consents, approvals or other authorizations shown on Schedules 2.4, 2.13(g), 2.14(b), 2.17 and 3.2(b);

                  (b) Buyer and each of Temple and Thompson, respectively, shall have entered into Employment Agreements in the form attached hereto as Exhibits G-1 and G-2;

                  (c) the executive officers and directors of the Company identified in Schedule 6.1(c) shall have tendered their resignations to the Company to be effective as of the Closing Date;

                  (d) Buyer shall have received evidence to its satisfaction that all brokers fees and expenses of the Company and the Stockholders, if any, have been paid prior to Closing;

                  (e) the Stockholders shall have executed and delivered the Escrow Agreement;

                  (f) each of the Stockholders shall have delivered to Buyer stock certificates, duly executed in blank, representing all of his or her Shares of the Company;

                  (g) Buyer shall have received the opinion of Lohf, Shaiman & Jacobs, P.C., counsel to the Company and the Stockholders, dated as of the Closing Date, in substantially the form attached hereto as Exhibit H;

                  (h) the Stockholders Agreement shall have been duly executed and delivered by each Stockholder acquiring Buyer Common Stock under the terms of this Agreement;

                  (i) the Stockholders shall have executed the Subscription Agreements; and

                  (j) the Company shall deliver (i) a Termination and Release Agreement executed by Bank One, Colorado, N.A. ("Lender") releasing any and all rights, liens and security interests granted by the Company in favor of Lender and (ii) UCC-3 Financing Statements evidencing the release of such rights, liens and security interests.

         6.2 Closing Deliveries to the Stockholders. At Closing, the Company and the Stockholders shall have received the following:

                  (a) the Company shall have executed and delivered the Promissory Notes and Contingent Promissory Notes;

                  (b) Buyer shall have executed and delivered the Escrow Agreement;

                  (c) Buyer shall have delivered the Unadjusted Cash Consideration to the Stockholders; and

                  (d) the Company shall have executed the Employment Agreements; and

                  (e) The Stockholders and the Company shall have received the opinion of Weil, Gotshal & Manges LLP, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit I.

                                  ARTICLE VII

                              INTENTIONALLY OMITTED

                                  ARTICLE VIII

                                   DEFINITIONS

         8.1 Defined Terms. For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

         Defined Term                                           Section
         ------------                                           -------

         360 Entity                                             5.5(a)
         Business Plan                                          5.3
         Buyer                                                  Introduction
         Buyer Common Stock                                     1.2
         Buyer Financial Statements                             4.5
         Buyer Legal Proceeding                                 4.6
         Buyer Preferred Stock                                  4.4(a)
         Buyer Options                                          4.4(a)
         Buyer Rights                                           4.4(a)
         CERCLA                                                 2.22(a)
         ClientLogic Released Parties                           5.7
         Closing                                                1.1
         Closing Date                                           1.3
         Common Stock                                           Recitals
         Company                                                Introduction
         Company Employee                                       5.6
         Company Intellectual Property                          2.15(a)
         Contingent Promissory Notes                            1.2(b)
         Contribution                                           5.5(a)
         Conversion                                             5.5(a)
         Conversion Right                                       5.5(a)
         CPA Firm                                               1.5(b)
         Dispute Resolution Mechanism                           5.2(a)(i)
         Employment Agreement(s)                                5.5(c)
         Escrow Agent                                           1.4
         Escrow Agreement                                       1.4
         Escrow Funds                                           1.4
         Facilities Equipment                                   2.13(e)
         Final S Period Tax Return                              5.2(a)(iv)
         Financial Statements                                   2.6
         Governmental Entity                                    2.4
         Improvements                                           2.13(e)
         IRS                                                    2.12(c)
         Known Claimants                                        5.9
         Leased Real Property                                   2.13(a)
         Legal Proceeding                                       2.19
         Most Recent Balance Sheet                              2.6

         Defined Term                                           Section
         ------------                                           -------

         Most Recent Balance Sheet Date                         2.6
         Notice                                                 5.5(a)
         Owned Company Intellectual Property                    2.15(a)
         Owned Real Property                                    2.13(a)
         Party or Parties                                       Introduction
         Per Share Value                                        5.5(a)
         Permits                                                2.24
         Permitted Liens                                        2.13(b)
         Post Closing Statement                                 1.5(a)
         Projections                                            2.8
         Promissory Notes                                       1.2(b)
         Ratio                                                  5.5(c)
         Real Property                                          2.13(a)
         Response                                               5.5(b)
         Shares                                                 Recitals
         Stockholder or Stockholders                            Introduction
         Stockholders Agreement                                 5.4
         Subscription Agreements                                1.2(b)
         Subsidiary or Subsidiaries                             2.5(a)
         Tangible Personal Property                             2.14(a)
         Temple                                                 Introduction
         Thompson                                               Introduction
         Unadjusted Cash Consideration                          1.2

         8.2 Certain Supplemental Defined Terms.

                  "Acquisition Proposal" means any proposal with respect to a merger, consolidation, joint venture, share exchange or similar transaction involving the Company or any Subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any Subsidiary of the Company, or any equity interest in the Company or any Subsidiary of the Company, other than the transactions contemplated hereby.

                  "Adjusted Working Capital" means current assets (excluding cash, cash equivalents and marketable securities) less current liabilities (excluding the current portion of principal and interest in respect of any indebtedness for borrowed money and capital leases and obligations for or bonus payments made to Company Employees pursuant to Section 5.6), all as determined from a consolidated balance sheet of the Company and its Subsidiaries, prepared as of the Closing Date in accordance with GAAP; provided that (i) no liabilities, accruals or reserves shall be reduced, modified or eliminated except by reason of (x) payment or third party credit occurring in the ordinary course of business consistent with past practice, (y) reduction or cancellation of scheduled debts by agreement of any creditor or (z) reduction or cancellation of debts upon settlement of a dispute, (ii) such amounts shall be determined without regard to any adjustments thereto in respect of or relating to the transactions contemplated hereby or simultaneous or subsequent action, and (iii) such amounts shall be determined by eliminating intercompany and Affiliate accounts, other than accounts receivable and payable for goods and services provided in the ordinary course at costs equivalent to those that would be incurred between arms'-length third parties.

                  "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.

                  "Ancillary Agreements" means the Promissory Notes, the Contingent Promissory Notes, the Escrow Agreement, the Subscription Agreements and the Management Agreements.

                  "Buyer Material Adverse Effect" means any change, effect, event or circumstance that (a) is, or could reasonably be expected to be, materially adverse to the assets, business, financial condition, prospects, liabilities or results of operations (including, but not limited to, trailing and prospective EBITDA) of the Buyer and its subsidiaries, taken as a whole, or
(b) materially impairs the ability of the Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

                  "Cash Consideration" shall be equal to Eleven Million Dollars ($11,000,000), less (i) the amount, if any, by which Net Debt exceeds $750,000.00, less (ii) the amount, if any, by which estimated capital lease obligations exceed $250,000.00, less (iii) the amount, if any, by which Adjusted Working Capital is less than $707,642, less (iv) any fees payable to the Escrow Agent in connection with the Escrow Agreement, less (v) those amounts paid to the Company by Buyer pursuant to Section 5.6 hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company Material Adverse Effect" means any change, effect, event or circumstance that (a) is, or could reasonably be expected to be, materially adverse to the assets, business, financial condition, prospects, liabilities or results of operations (including, but not limited to, trailing and prospective EBITDA) of the Company and the Subsidiaries, taken as a whole, or (b) materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (as applicable).

                  "Confidential Information" shall mean any confidential information with respect to the conduct or details of the business of Buyer and its Affiliates and the Company or any Subsidiary, including, without limitation, methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, Intellectual Property, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, or
(ii) becomes generally available to the public other than as a result of a disclosure by the Stockholder not otherwise permissible thereunder, or (iii) the Stockholder learns from other sources where such sources have not violated their confidentiality obligation to the Company or Buyer or their respective Affiliates.

                  "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information.

                  "Date-Sensitive System" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order by the Company or its Subsidiaries for their internal use, which the Company or any of its Subsidiaries sells, leases, licenses, assigns or otherwise provides, or the provision or operation of which the Company or any of its Subsidiaries provides the benefit, to its customers, vendors, suppliers, Affiliates or any other third party.

                  "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained or contributed by the Company or any Subsidiary.

                  "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste, (ii) air, water and noise pollution; (iii) groundwater and soil contamination, (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals;
(v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; and
(vii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials declared under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "GAAP", as used in this Agreement, means U.S. generally accepted accounting principles, applied on a consistent basis throughout the periods in question.

                  "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof (including, without limitation, moral rights), (iii) computer software (including, without limitation, all code), data and documentation, (iv) trade secrets, inventions, processes, algorithms, improvements, designs, discoveries, ideas, know-how and all other business, technical or financial information, whether patentable or unpatentable and whether or not reduced to practice, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) all other proprietary rights.

                  "IPO" shall mean a firm commitment underwritten public offering of Buyer Common Stock or other equity securities pursuant to a prospectus, registration statement or similar document under the Securities Act or equivalent laws of appropriate jurisdictions where such shares of Buyer Common Stock or equity securities are listed on at least one of The Toronto Stock Exchange, The Montreal Exchange, the New York Stock Exchange or the American Stock Exchange or authorized to be quoted and/or listed on the NASDAQ Stock Market, together with such other stock exchange or exchanges as may be approved by the Board of Directors of Buyer.

                  "Knowledge" or any similar expression, as it applies to the Stockholders or the Company, means the knowledge which any (i) director or executive officer of the Company or any Subsidiary has or (ii) Temple or Thompson, in each case, has or reasonably should have in the prudent exercise of that individual's duties, after due inquiry. Knowledge or any similar expression, as it applies to the Buyer, means the knowledge any director or executive officer of Buyer has or reasonably should have in the prudent exercise of that individual's duties, after due inquiry.

                  "Materials of Environmental Concern" means any hazardous substance, pollutant or contaminant (as such terms are defined under CERCLA), oil, petroleum and petroleum products.

                  "Net Debt" means any interest and principal on any current and long-term indebtedness for borrowed money (excluding capital leases but including, without limitation, letters of credit) less unrestricted cash, cash equivalents and marketable securities, as each item should be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared on the Closing Date in accordance with GAAP, plus all charges, fees, expenses and penalties relating to such indebtedness, including prepayment penalties thereon or which become due as a result of the transactions contemplated hereby, to the extent that any of the foregoing have not been paid prior to Closing.

                  "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

                  "Portal 360 Project" means an existing research and development ("R&D") effort to create the next generation of customer relationship management ("CRM") system based entirely on a WEB component architecture and associated technologies. Core technologies include but are not limited to: JAVA, EJB1.1, XML, XSL and COBRA. Portal 360 Project will provide similar or greater functionality and supercede the current application suite which is based on client/server technologies. The R&D effort will be incrementally delivered in phases. "Phase III of the Portal 360 Project" shall mean the third incremental deliverable under the Portal 360 Project. This phase will result in a marketable next generation

CRM software system and will be deemed ready for use by clients. June 30, 2000 is the target completion date for Phase III of the Portal 360 Project.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, claim, voting agreement or other similar limitation on the Shares, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens,
(ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in the case of each of clauses (i), (ii) and (iii), arising in the ordinary course of business and which are reflected on the Company's books and records in accordance with GAAP.

                  "Stockholder Material Adverse Effect" means any change, effect, event or circumstance that materially impairs the ability of any of the Stockholders to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

                  "Taxes" means all domestic or foreign federal, state, or local taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, profits, gross receipts, ad valorem, premium, value-added, alternative or add-on minimum, excise, real property, personal property, sales, service, license, lease, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, severance, stamp, occupation, customs, duties and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof with any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, Tax sharing agreement, Tax reimbursement agreement, or any similar agreement.

                  "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority or jurisdiction (domestic or foreign) in connection with Taxes, including information returns, any document in respect of or accompanying payments or estimated Taxes, or in respect of or accompanying requests for the extension of time in which to file any such report, return document, declaration, or other information.

                  "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however that any Party may make any public disclosure it believes in good faith is required by applicable law or stock market regulation (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that (i) Buyer may assign its rights, interests and obligations hereunder to a direct or indirect wholly-owned subsidiary of Buyer or any third party purchasing all or substantially all of the capital stock of assets of Buyer and/or the Company and (ii) Buyer may make a collateral assignment of its rights under this Agreement to its secured lenders without the written consent of the Stockholders or the Company; provided further, that any such assignment under (i) and (ii) above shall not relieve Buyer from its obligations hereunder.

         9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication here-under shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

                  If to the Company (prior to the Closing) or the Stockholders:

                  Marketvision, Inc.
                  10065 East Harvard, Suite 750
                  Denver, Colorado 80231
                  Attention:  Joseph L. Temple, Jr.
                  Facsimile:  (303) 338-9560

                  Copy to:

                  Lohf, Shaiman & Jacobs, P.C.
                  950 South Cherry Street, Suite 900
                  Denver, Colorado 80246
                  Attn: Charles H. Jacobs
                  Facsimile:  (303) 753-9997

                  If to the Company (after the Closing) or Buyer:

                  ClientLogic Holding Corporation
                  One American Center
                  3100 West End Avenue
                  Suite 150
                  Nashville, Tennessee 37203
                  Attention:  Steven M. Kawalick
                  Facsimile:  (615) 301-7150


                  Copy to:

                  Weil, Gotshal & Manges LLP
                  100 Crescent Court, Suite 1300
                  Dallas, Texas 75201
                  Attention:  Mary R. Korby
                  Facsimile:  (214) 746-7777


Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8 Governing Law.

                  (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

                  (b) The parties hereto hereby irrevocably and unconditionally submit to the jurisdiction of any State court (and the appropriate appellate court) sitting in New York, New York, over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the appropriate party shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto agrees irrevocably and unconditionally to waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that a final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.

         9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         9.11 Construction.

                  (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                  (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         9.12 No Recourse. No past, present or future director, officer, employee, shareholder, incorporator or partner, as such, of Buyer, the Company, its Subsidiaries or the

Stockholders (except to the extent any of the foregoing is a party to this Agreement) shall have any liability for any obligations of Buyer, the Company or the Stockholders under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

         9.13 Specific Performance. In the event of a breach or threatened breach by any party hereto of any of his, her or its obligations hereunder to consummate the transactions provided for herein any other party hereto shall be entitled to specific performance with respect to said obligations. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         9.14 Expenses. The Stockholders shall be responsible for the expenses incurred by the Stockholders and the Company and its Subsidiaries in connection with the transactions provided for herein or contemplated hereby, and the Stockholders shall not cause or permit the Company or any Subsidiary to pay or be liable for such costs. Buyer will be responsible for the expenses incurred by Buyer in connection with the transactions contemplated hereby.

                  IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                             MARKETVISION, INC.



                                             By: /s/ JOSEPH L. TEMPLE, JR.
                                                --------------------------------
                                             Name: Joseph L. Temple, Jr.
                                                  ------------------------------
                                             Title: CEO & Chairman
                                                   -----------------------------


                                             JOSEPH L. TEMPLE, JR.



                                             By: /s/ JOSEPH L. TEMPLE, JR.
                                                --------------------------------
                                             Name: Joseph L. Temple, Jr.
                                                  ------------------------------
                                             Title: CEO & Chairman
                                                   -----------------------------


                                             S. DIANNE THOMPSON



                                             By: /s/ S. DIANNE THOMPSON
                                                --------------------------------
                                             Name: S. Dianne Thompson
                                                  ------------------------------
                                             Title: President
                                                   -----------------------------


                                             CLIENTLOGIC HOLDING CORPORATION



                                             By: /s/ S. DIANNE THOMPSON
                                                --------------------------------
                                             Name: S. Dianne Thompson
                                                  ------------------------------
                                             Title: Chairman
                                                   -----------------------------